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                                                                   EXHIBIT 10.10

                                 MERCFUEL, INC.
                              5456 MCCONNELL AVENUE
                          LOS ANGELES, CALIFORNIA 90066
                            TELEPHONE: (310) 827-2737
                            FACSIMILE: (310) 827-0650


                                                                          DRAFT


                                 August 30, 2001


PERSONAL & CONFIDENTIAL

Mr. Paul Hoover
Management & Report Technologies, Inc.
2650 Hanson Street
Ft. Myers, FL  33901

Dear Mr. Hoover:

         MercFuel, Inc. ("MercFuel") wishes to acquire a perpetual, exclusive worldwide license in all intellectual property (including computer hardware and software) owned or utilized by Management & Report Technologies, Inc. ("MARTI") as it may be applied to the delivering of aviation fuel. This letter contains all of the essential terms and conditions under which we agree to acquire the license of intellectual property interests in MARTI to be used only and exclusively in the aviation fuel delivery business, and shall be deemed a binding agreement between the parties. This letter may be followed by an additional agreement containing these and other terms and conditions, which other terms and conditions are agreed not to be essential nor necessary to create a binding agreement.

         1. Acquisition of License; Closing Date. On the terms and conditions set forth below, MercFuel agrees to acquire, and MARTI shall grant to MercFuel, on the Closing Date, an exclusive, perpetual, worldwide, license to use, copy or reproduce, within limitations of existing agreements with other software vendors, in MercFuel's business defined as the delivery of aviation fuel, whether for manufacture or otherwise, the hardware, devices, (excluding software source code and electronic engineering drawings which will be escrowed for the benefit of MercFuel) and documentation developed by MARTI as of the Closing Date, and all other intellectual property in connection therewith, including know-how and processes, for use in the collection of aviation fuel delivery data and the reconciliation of aviation fuel deliveries. Further, MARTI shall grant to MercFuel on the Closing Date the exclusive right to sublicense to third parties in the aviation fuel business, as reasonably determined to be in such business by MercFuel and MARTI, the software and documentation developed by MARTI for use in the collection of aviation fuel delivery data and the reconciliation of aviation fuel deliveries, and shall have submitted to MercFuel, prior to the Closing Date, an assessment of the applicability of


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Mr. Paul Hoover
August 30, 2001
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the hardware and software for use in the collection of aviation fuel delivery data and the reconciliation of aviation fuel deliveries. MARTI also grants to MercFuel the right to claim proprietary licensed interests in all technology licensed hereunder and to license or sublicense the technology under the name MercFuel, Inc., or under any other name, at the discretion of MercFuel, Inc., without any obligation to attribute the technology to MARTI or any other entity except for purposes required to protect copyright and patent rights and interests. All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code ("Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101 of the Bankruptcy Code. MercFuel, as licensee of the applicable rights under this Agreement granted by MARTI, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event of commencement of a bankruptcy proceeding by or against either party under the Bankruptcy Code, MercFuel shall be entitled to complete access to any such intellectual property or embodiments thereof. For purposes of this Agreement, the "Closing Date" means the effective date of the Offering (as defined below), provided that all conditions precedent have been satisfied prior thereto. If all conditions precedent have not been satisfied prior to the Offering, or if the Offering does not occur prior to December 31, 2001, this agreement shall terminate, without any liability or obligation of either party hereto. For purposes of this Agreement, the "Offering" constitutes a public offering of common stock of MercFuel, Inc., with respect to which MercFuel has previously filed a registration statement on Form S-1 with the Securities and Exchange Commission, and the term "Distribution" means a distribution of the common stock of MercFuel, Inc. to the shareholders of Mercury Air Group, Inc. ("MAG"), the parent corporation of MercFuel, which is currently planned to occur approximately six months following the date of the Offering. MARTI hereby acknowledges its understanding that neither the Offering nor the Distribution may occur due to reasons within or outside the control of MercFuel and MAG, and that neither MercFuel nor MAG shall have liability to MARTI or its affiliates on account thereof.

         2. Consideration. The consideration for the acquisition of the license herein shall consist of (i) cash in the amount of $25,000 (the "Cash Downpayment") payable by October 1, 2001 and (ii) a $750,000 non-interest bearing subordinated convertible note (the "Note") payable on the Closing Date, which Note shall be converted into 125,000 shares of common stock of MercFuel, upon written notice given by MercFuel following the date of the Distribution. The Note, if not previously converted, shall be due and payable in twenty-four equal monthly installments with the first installment due and payable one year from the date of this letter subject to approvals or restrictions, if any, imposed by MercFuel's lenders. Subject to approval by the underwriters of the Offering (as defined below), and subject to acceptance by such underwriters and by MARTI of a mutually agreeable lock-up period, the common shares underlying the Note (the "Underlying Shares") shall be registered in the Offering. If the Underlying Shares are not so registered, and if the Note has not been paid in whole or in part, then MercFuel shall use its best efforts to register the Underlying Shares on a Form S-3 as soon as MercFuel becomes eligible to use such form. If the Cash Downpayment is not made by October 1, 2001, this Agreement shall be terminated, without any further obligations of the parties hereto.



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Mr. Paul Hoover
August 30, 2001
Page 3


         3. Conditions Precedent. Our obligation to purchase, as more fully described above, is conditioned upon the following, any of which may be waived at our sole discretion:

         a. Our completion of such due diligence as we may choose to do, including but not limited to a competitive assessment and quality testing of the hardware and software developed by MARTI, and our satisfaction in our sole discretion with the results of such due diligence. We agree to complete our due diligence investigation by the later of 14 days from the date of your acceptance of this letter. A satisfaction or rejection notice will be sent no later than five (5) days after the expiration of the due diligence period.

         b. Approval of this transaction by our Board of Directors, which approval may be granted or withheld in the sole discretion of the Board of Directors within 10 days of the completion of our due diligence. An approval or rejection notice will be sent no later than (5) days after the expiration of the approval period.

         c. Approval of this transaction and the issuance and terms of the Note by all lenders and proposed lenders of MercFuel (including Foothill Financial) and by all lenders and proposed lenders of MAG, or those lenders whose approval is required in order to consummate this transaction. Approval required in this paragraph shall be obtained and noticed to MARTI on the earliest practicable date. MercFuel and/or MAG agree to use their best effort to obtain an approval of this transaction by the lender(s).

         d. Approval of this transaction by tax counsel to MercFuel. A satisfaction or rejection notice will be sent no later than five (5) days after the expiration of the due diligence period set forth in paragraph (a) above.

         4. Representations and Warranties. Pursuant to the Agreement, both parties will make all representations and warranties customary in transactions of this nature. Seller's representations and warranties shall address, in a mutually acceptable manner, the following topics: Representations, Covenants and Warranties of Seller; Organization, Power, and Standing; Power and Capacity; Claims Against the Company by Stockholders; Freedom to Contract and Consent; Binding Obligation; No Undisclosed Liabilities Affecting the License; Rights to Use Patents, Trademarks, and Copyrights, including, without limitation, the following: (i) a representation concerning MARTI's holding title to valid patents as described in patents 5,902,938 and 6,047,250 on hardware, devices, and software and documentation to be licensed or transferred to MercFuel pursuant to the terms hereof; and (ii) a representation by MARTI that it is their belief that Endress and Hauser is in violation of certain portions of such patents held by MARTI including an explanation of how MARTI arrived at its beliefs; Protection of Trade Secrets; Compliance with Law; Condition of Business; Actions Prior to Closing; Title to Assets; Notice of Claims; Material Defaults; and Suitability of Software for Utilization in the Fueling Business.


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Mr. Paul Hoover
August 30, 2001
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         5. Assignment. We may (i) assign any or all of our rights and interests hereunder to one or more of our affiliates, joint venturers or partners and (ii) designate one or more of our affiliates, joint venturers or partners to perform our obligations hereunder (in any or all of which cases we shall nonetheless remain responsible for the performance of all of our obligations hereunder).

         6. Disclosure. The parties agree that they will make no public disclosures or publicity release pertaining to the existence of this letter agreement or of the subject matter contained herein without the consent of the other parties; provided, however, that notwithstanding the foregoing, each party shall be permitted to make such disclosures to the public or to maintain compliance with and to prevent violation of application federal or state laws. The parties further agree that this letter agreement and the terms thereof shall, except as set forth in the preceding sentence of this section, be kept confidential and not disclosed to any other party; provided, however, that any disclosure of information may be made to which we consent in writing and the party to whom such information is disclosed executes a confidentiality agreement with respect to such information.

         7. Expenses. Each party shall pay its own legal, accounting and other expenses in connection with the negotiation, execution and performance of this agreement and the transactions contemplated hereby.

         8. Amendment. This agreement may be amended or modified only in writing and signed by all of the parties.

         9. Governing Law. This agreement shall be governed by the internal laws of the State of California.

         If the foregoing is in accordance with your understanding, please signify your approval by signing a copy of this letter at the place provided below.

                                                         Very truly yours,

                                                         MERCFUEL, INC.


                                                         By: __________________
                                                         Its:


     MANAGEMENT & REPORT
      TECHNOLOGIES, INC.


     By: ____________________
     Its:



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Mr. Paul Hoover
August 30, 2001
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     Its: ___________________

          ___________________
          Paul Hoover